Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in Post-Effective Amendments to Registration Statements (Nos. 333-202648; 333-190879; 333-190878; 333-176490; 333-176489; 333-163033; 333-163032; 333-145482; 333-159287; 333-139730; 333-53692; 333-207233) on Form S-8 and (No. 333-207255) on Form S-3 of Inseego Corp. of our report dated December 15, 2015, relating to our audit of the consolidated financial statements of DigiCore Holdings Limited as of June 30, 2015 and 2014 and for the years ended June 30, 2015, 2014 and 2013, included in Novatel Wireless, Inc.’s Current Report on Form 8K/A filed December 17, 2015.

/s/ Mazars (Gauteng) Inc.
Mazars (Gauteng) Inc. Director: S Ranchhoojee Registered Auditor 8 November 2016 Pretoria, South Africa